UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on November 18, 2008, Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Multi-Fineline Electronix Singapore Pte. Ltd., a private company of Singapore limited by shares and a wholly owned subsidiary of the Company (“MFlex Singapore”), Pelikon Limited, a private limited company of England and Wales (“Target”), certain shareholders of Target, and Mike Powell, an individual serving as the Target shareholders’ representative (the “Shareholders’ Representative”). Pursuant to the terms of the Purchase Agreement, MFlex Singapore agreed to purchase all of the issued ordinary shares of £0.001 each in the capital of Target.

On December 10, 2008 (the “Closing Date”), the transactions contemplated by the Purchase Agreement were completed, and MFlex Singapore acquired 100% of the total issued share capital of Target (the “Shares”). Target will operate as a wholly owned subsidiary of MFlex Singapore.

In consideration for the purchase of the Shares, on the Closing Date, MFlex Singapore issued unsecured promissory notes in an aggregate principal amount equal to $10,377,018, as follows: (i) $5,520,018 in unsecured promissory notes payable to all of the shareholders of Target as of immediately prior to the closing (the “Sellers”), on a pro rata basis (the “Sellers Promissory Notes”), and (ii) $4,857,000 in unsecured promissory notes payable to certain secured debt holders of Target in settlement of debt outstanding and owed to them by Target as of the Closing Date (the “Lender Promissory Notes” and, together with the Sellers Promissory Notes, the “Initial Consideration”).

The Sellers Promissory Notes and Lender Promissory Notes accrue interest at the rate of 6% per year, and the aggregate principal amount and any accrued interest thereon is due and payable on the date that is two years following the Closing Date, subject to certain exceptions in the case of the Sellers Promissory Notes. The aggregate principal amount of the Sellers Promissory Notes and any accrued interest thereon is subject to reduction, on a dollar for dollar basis, in the event that MFlex Singapore or any of its affiliates is entitled to recover damages from the Sellers pursuant to the terms of the Purchase Agreement.

In addition to the Initial Consideration, the Sellers may receive contingent consideration (the “Contingent Consideration”) for each pSel Hybrid Display unit sold to a third party by MFlex Singapore, Target or any of their respective affiliates or licensees, net of applicable returns (including returns for warranty claims), during calendar years 2009 and 2010 (each calendar year, an “Earn-Out Period”), conditional upon certain sales levels being achieved in each of calendar years 2009 and 2010 (each, an “Earn-Out Target”). Any Contingent Consideration paid shall not exceed $2,190,000 in 2009 and $7,236,000 in 2010, and if one or both of the Earn-Out Targets are not achieved the Contingent Consideration will not be paid for one or both of the Earn-Out Periods, as applicable. Any Contingent Consideration shall be paid pursuant to the terms of an unsecured promissory note issued by MFlex Singapore on the Closing Date (the “Contingent Consideration Note”). No amounts shall be payable pursuant to the Contingent Consideration Note unless and until such time as the Sellers have earned and are entitled to receive Contingent Consideration under the terms of the Purchase Agreement, and then, only to the extent of the Contingent Consideration earned by and payable to the Sellers. Any Contingent Consideration payable pursuant to the Contingent Consideration Note is subject to reduction, on a dollar for dollar basis, in the event that MFlex Singapore or any of its affiliates is entitled to recover damages from the Sellers pursuant to the terms of the Purchase Agreement and the aggregate principal amount and accrued interest under the Sellers Promissory Notes is not sufficient to cover such damages.

The Company has agreed to guarantee the payment of the Sellers Promissory Notes, the Lender Promissory Notes and the Contingent Consideration Note.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.46 to the Company’s Annual Report on Form 10-K filed on December 9, 2008, and which is incorporated herein by reference.

This Current Report on Form 8-K may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements made with respect to the payment by MFlex Singapore of any Contingent Consideration or the Company’s guarantee of the payment of the Sellers Promissory Notes, the Lender Promissory Notes and the Contingent Consideration Note. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Item 9.01.     Financial Statements and Exhibits.

(d)         Exhibits

Exhibit #	Description
10.46	Share Purchase Agreement, dated November 18, 2008, by and among Multi-Fineline Electronix, Inc., Multi-Fineline Electronix Singapore Pte. Ltd., Pelikon Limited (“Target”), certain shareholders of Target and Mike Powell, an individual serving as the Shareholders’ Representative (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed December 9, 2008).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc., a Delaware corporation

Date: December 10, 2008	By:	/s/ Reza Meshgin
Reza Meshgin
President and Chief Executive Officer

Exhibit Index

Exhibit #	Description
10.46	Share Purchase Agreement, dated November 18, 2008, by and among Multi-Fineline Electronix, Inc., Multi-Fineline Electronix Singapore Pte. Ltd., Pelikon Limited (“Target”), certain shareholders of Target and Mike Powell, an individual serving as the Shareholders’ Representative (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed December 9, 2008).